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                                                                       EXHIBIT 2

                          FORM OF STOCKHOLDER AGREEMENT

      STOCKHOLDER AGREEMENT, dated as of January 17, 2005 (this "AGREEMENT"), among Elekta AB (publ), a Swedish corporation ("PARENT"), Erbium Acquisition Corporation, a Delaware corporation ("MERGER SUB"), and the parties listed on Exhibit A attached hereto (each a "STOCKHOLDER" and collectively, the "STOCKHOLDERS").

      WHEREAS, Parent, Merger Sub and IMPAC Medical Systems, Inc., a Delaware corporation ("COMPANY"), propose to enter into an Agreement and Plan of Merger, dated as of even date herewith (as the same may be amended from time to time, the "MERGER AGREEMENT"), which provides, upon the terms and subject to the conditions thereof, for the merger of Company with and into Merger Sub (the "MERGER");

      WHEREAS, each Stockholder is the owner of the number of shares of common stock, par value $.001 per share, of Company ("COMPANY COMMON STOCK") set forth opposite such Stockholder's name on Exhibit A attached hereto; and

      WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have requested that the Stockholders agree, and, in order to induce Parent and Merger Sub to enter into the Merger Agreement, each of the Stockholders have agreed, to enter into this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                    REPRESENTATIONS AND WARRANTIES; COVENANTS
                               OF THE STOCKHOLDERS

      Each Stockholder hereby severally represents and warrants and covenants to Parent and Merger Sub as follows:

      Section 1.01. Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and, assuming its due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder's Shares constitute community property or otherwise require spousal or other approval for this Agreement to be legal, valid and binding, this Agreement, has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

      Section 1.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, conflict with or violate any law, rule, regulation, order, judgment

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or decree applicable to such Stockholder or any agreement to which Stockholder is a party or by which such Stockholder is bound, including, without limitation, any voting agreement, stockholders agreement, voting trust or other agreement. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated by this Agreement.

            (b) The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934 and the Hart-Scott-Rodino Antitrust Improvement Act of 1976 and the rules and regulations promulgated thereunder (the "HSR ACT") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay the performance by such Stockholder of its or his obligations under this Agreement.

      Section 1.03. Ownership of Shares and Stock Options; Title to Shares. Such Stockholder is the record holder and beneficial owner of the number of shares of Company Common Stock set forth opposite such Stockholder's name on Exhibit A hereto (the "EXISTING SHARES," and any shares of Company Common Stock acquired by such Stockholder after the date hereof and prior to the termination hereof, whether upon exercise of options or warrants, conversion of convertible securities, purchase, exchange or otherwise, the "SHARES"). On the date hereof, the Existing Shares set forth opposite such Stockholder's name on Exhibit A constitute all of the shares of Company Common Stock beneficially owned by such Stockholder. Such Stockholder (A) has, with respect to all of such Stockholder's Existing Shares, and (B) will have at all times during the term hereof, with respect to all of such Stockholder's Shares, except as set forth on Exhibit A,
(1) sole power of disposition; (2) sole voting power; and (3) sole power to demand dissenter's or appraisal rights, with no restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Each Stockholder has full right, power and authority to sell, transfer and deliver, or cause to be transferred or delivered its or his respective Shares pursuant to this Agreement. Upon delivery of such Shares and payment of the Option Price therefor as contemplated herein, Merger Sub will receive good and valid title to such Shares, free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction or encumbrance of any kind.

      Section 1.04. Acquisition Proposals. Each Stockholder shall comply with
Section 5.5(a) of the Merger Agreement, as if references therein to Company were references to each Stockholder.

      Section 1.05. No Broker. No broker, investment banker, financial advisor or other person or entity is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

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                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES; COVENANT
                            OF PARENT AND MERGER SUB

      Each of Parent and Merger Sub hereby represents and warrants and covenants to each Stockholder as follows:

      Section 2.01. Due Organization; Binding Agreement. Each of Parent and Merger Sub is duly organized and validly existing under the laws of its jurisdiction of incorporation. Each of Parent and Merger Sub has all necessary corporate or limited liability power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub have been duly authorized by all necessary corporate or limited liability action on the part of Parent and Merger Sub, respectively. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming its due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

      Section 2.02. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate the organizational documents of either of Parent or Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to either of Parent or Merger Sub or by which either of Parent or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which either of Parent of Merger Sub is a party or by which either of them or any of their respective properties is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or materially delay the performance by either of Parent or Merger Sub of its obligations under this Agreement.

            (b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Exchange Act and the HSR Act and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by either of Parent and Merger Sub of its obligations under this Agreement.

      Section 2.03. Payment of Merger Consideration. As promptly as practicable after (i) the Effective Time and (ii) the Stockholders deliver to Parent (A) duly executed letters of transmittal, (B) the certificates representing the Shares, and (C) such other documents as Parent

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reasonably may require to effect the surrender of the Shares in exchange for the
Merger Consideration, Parent shall pay, or cause to be paid, the Merger Consideration payable to the Stockholders.

                                   ARTICLE III

                          TRANSFER AND VOTING OF SHARES

      Section 3.01. Restriction on Transfer, Proxies and Non-Interference; Restriction on Withdrawal; Waiver of Appraisal and Dissenter's Rights. Each Stockholder shall not, directly or indirectly: (i) except pursuant to the terms of the Merger Agreement and this Agreement, offer for sale, sell, transfer, tender, pledge, hypothecate, encumber, assign or otherwise dispose of (each such action, a "DISPOSITION"), enforce or permit the execution of the provisions of any agreement with Company whereby Company may be obligated to repurchase, or enter into any other contract, option or other arrangement or understanding with respect to, or otherwise consent to a Disposition of any or all of such Stockholder's Shares or any interest therein; (ii) except as contemplated hereby, grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or
(iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement. Such Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Stockholder may have.

      Section 3.02. Voting of Shares; Further Assurances. (a) Each Stockholder, by this Agreement, with respect to those Shares that it or he owns of record, does hereby constitute and appoint Merger Sub, or any nominee of Merger Sub, with full power of substitution, as his true and lawful attorney and proxy, for and in its name, place and stead, to vote each of such Shares as its or his proxy, at every annual, special or adjourned meeting of the stockholders of Company (including the right to sign its or his name (as stockholder) to any consent, certificate or other document relating to Company that may be permitted or required by applicable law) (i) in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, (ii) against any transaction pursuant to an Acquisition Proposal (as defined in the Merger Agreement) or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement or which could result in any of the conditions to Company's obligations under the Merger Agreement not being fulfilled, and (iii) except as specifically requested in writing by Merger Sub in advance, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Company or its subsidiaries; (B) a sale, lease or transfer of a material amount of assets of Company or its subsidiaries or a reorganization, recapitalization, dissolution, liquidation or winding up of Company or any of its subsidiaries; (C) any change in the board of directors of Company; (D) any change in the present capitalization of Company or any amendment of Company's Certificate of Incorporation; (E) any other material change in Company's corporate structure or business; and (F) any other action which is intended or could reasonably be expected to impede, interfere with, delay, postpone, discourage or materially adversely affect the Merger, the transactions contemplated by the Merger Agreement or this

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Agreement or the contemplated economic benefits of any of the foregoing. No
Stockholder shall enter into any agreement or understanding with any Person prior to the Termination Date (as defined below) to vote in any manner inconsistent with clause (i), (ii) or (iii) of the preceding sentence. Each Stockholder, severally itself or himself but not jointly, further agrees to cause all Shares owned by it or him beneficially to be voted in accordance with the foregoing. Each Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

            (b) If Merger Sub shall exercise its Options (as defined in Section 4.01) in accordance with the terms of this Agreement, and without additional consideration, each Stockholder shall execute and deliver further transfers, assignments, endorsements, consents and other instruments as Merger Sub may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement and the Merger Agreement, including the transfer of any and all of such Stockholder's Shares to Merger Sub and the release of any and all liens, claims and encumbrances covering such Shares.

            (c) Each Stockholder shall perform such further acts and execute such further documents and instruments as may reasonably be required to vest in Merger Sub the power to carry out the provisions of this Agreement.

            (d) Each Stockholder shall take all such other actions as shall be reasonably requested by Merger Sub in order to assist in, and shall cooperate with Merger Sub in connection with, the consummation of the transactions contemplated by the Merger Agreement, including (i) participating in meetings with shareholders of Company and financing sources, (ii) soliciting proxies and
(iii) providing information concerning Company to third parties.

            (e) Notwithstanding anything to the contrary herein, each Stockholder is only executing this Agreement in his, her or its capacity as the beneficial owner of the Shares. To the extent a Stockholder is also a Company director, such Stockholder is not making any agreement hereunder in his capacity as a Company director, and the agreements herein shall in no way restrict such Stockholder in the exercise of his fiduciary duties as a Company director.

            (f) The obligations of each of the Stockholders pursuant to this
ARTICLE III shall terminate upon the earlier of (i) the date of termination of the Merger Agreement and (ii) the consummation of the Merger (the "TERMINATION DATE"); provided that the obligations of the Stockholders pursuant to Section
3.01 shall survive until the expiration of the Option Period (as defined in Section 4.01(b).

                                   ARTICLE IV

                                   THE OPTIONS

      Section 4.01. Grant of Options. (a) Each Stockholder, severally as to itself or himself and not jointly, hereby grants to Merger Sub an irrevocable option (each, an "OPTION" and collectively, the "OPTIONS") to purchase all or any portion of such Stockholders' Shares in each case on the terms and subject to the conditions set forth herein, at a price per Share equal to $24.00 (the "OPTION PRICE"). In the event of any stock dividends, stock splits, recapitalizations, combinations, exchanges of shares or the like or any other action that would have the effect of

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changing the Stockholder's ownership of Company's capital stock or other securities, the Option Price will be appropriately adjusted for the purpose of this Agreement.

            (b) The Options shall expire if not exercised prior to the close of business on the date that is 12 months following termination of the Merger Agreement (the "OPTION PERIOD").

      Section 4.02. Exercise of Options. Provided that (a) to the extent necessary, any applicable waiting periods (and any extension thereof) under the HSR Act with respect to the exercise of an Option shall have expired or been terminated and (b) no preliminary or permanent injunction or other order, decree or ruling issued by any court or governmental or regulatory authority, domestic or foreign, of competent jurisdiction prohibiting the exercise of the Options or the delivery of Shares shall be in effect, Merger Sub may exercise its Options at any time following termination of the Merger Agreement pursuant to Sections 7.1(a)(iv) or (v) thereof, until the expiration of such Options. In the event that Merger Sub wishes to exercise its Options, Merger Sub shall give written notice (the date of such notice being herein called the "NOTICE DATE"), to each Stockholder specifying a place and date (not later than two Business Days (as defined below) following the Notice Date) for closing such purchase (the "CLOSING"). For the purpose of this Agreement, the term "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or any other day on which banks in the City of New York are required or permitted to be close.

      Section 4.03. Payment for Delivery of Certificates. At the Closing, (a) Merger Sub shall pay, and Parent shall cause Merger Sub to pay, the aggregate Purchase Price for the shares being purchased from such Stockholder by wire transfer in immediately available funds of the total amount of the Purchase Price for such Shares to an account designated by such Stockholder by written notice to Merger Sub, and (b) the Stockholder shall deliver to Merger Sub a certificate or certificates evidencing such Shares, and such Stockholder agrees that such Shares shall be transferred free and clear of all liens. All such certificates shall be duly endorsed in blank, or with appropriate stock powers, duly executed in blank, attached thereto, in prior form for transfer, with the signature of such Stockholder thereon guaranteed, and with all applicable taxes paid or provided for.

      Section 4.04. Profit Sharing. If, during the Option Period, (i) Company consummates a Business Combination (as defined below), (ii) a Holder (as defined below) disposes of any or all of his or its Shares to any person not an affiliate of Parent or Merger Sub or to Company or any affiliate thereof in connection with a Business Combination or (iii) a Holder realizes cash proceeds in respect of such Shares as a result of a distribution to such Holder by Company following the sale of a material amount of Company's assets in connection with a Business Combination (each, a "SUBSEQUENT TRANSACTION"), in each case at a per share price or with equivalent per share proceeds (including, in the case of clause (iii), the remaining value of the Shares), as the case may be (the "SUBSEQUENT PRICE"), with a value in excess of the Option Price, then the Holder will promptly pay to Parent or Merger Sub, as directed by Parent, if the Holder is a Stockholder, or the Holder will promptly pay to each Stockholder by whom an Option was granted, if the Holder is Merger Sub, an amount equal to 50% of the product of (x) the excess of the Subsequent Price over the Option Price and (y) the number of Shares beneficially owned by

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the Holder at the time a Business Combination is consummated. For purposes of this Agreement, a "BUSINESS COMBINATION" shall mean (A) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Company pursuant to which the stockholders of Company immediately preceding such transaction hold less then 50% of the aggregate equity interests of the surviving or resulting entity of such transaction or any direct or indirect parent thereto; (B) a sale or other disposition by Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 50% of the aggregate fair market value of Company's business immediately prior to such sale; or (C) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of Company Common Stock. For purposes of this Agreement, a "HOLDER" shall mean the owner of the Shares immediately prior to the consummation of a Business Combination.

                                    ARTICLE V

                               GENERAL PROVISIONS

      Section 5.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address as shall be specified by notice given in accordance with this
Section 5.01):

            (a)   If to Parent or Merger Sub:

                        Elekta AB (publ)
                        Kungstensgatan 18
                        Box 7593
                        SE-103 93
                        Stockholm
                        Sweden
                        Facsimile No: +46 8 587 255 00
                        Attention: Hakan Bergstrom

                  with a copy to:

                        Jones Day
                        1420 Peachtree Street, N.E.
                        Atlanta, GA 30309
                        Facsimile No: 404-581-8330
                        Attention: R. Mason Cargill, Esq.

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            (b)   If to Stockholders:

                        __________________________
                        __________________________
                        __________________________

                  with a copy to:

                        Orrick Herrington & Sutcliffe LLP
                        The Orrick Building
                        405 Howard Street
                        San Francisco, CA 94105
                        Facsimile No: (415) 773-5759
                        Attention: Alan Talkington, Esq.

      Section 5.02. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      Section 5.03. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in any acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

      Section 5.04. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

      Section 5.05. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

      Section 5.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

      Section 5.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

      Section 5.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement

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shall be heard and determined in any Delaware state or federal court. THE
STOCKHOLDERS, PARENT AND MERGER SUB KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (VERBAL OR WRITTEN) OR ACTION OF THE STOCKHOLDERS OR BUYER OR MERGER SUB.

      Section 5.09. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                            [SIGNATURE PAGE FOLLOWS]

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                  ELEKTA AB (publ)

                                                  By: _________________________
                                                      Name:
                                                      Title:

                                                  ERBIUM ACQUISITION CORP.

                                                  By: _________________________
                                                      Name:
                                                      Title:

                                                  STOCKHOLDERS
                                                      _________________________

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                                    EXHIBIT A

Name of Stockholder                               Number of Shares